[Larson Allen Letterhead]


                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors and Stockholders
FSF Financial Corp.
Hutchinson, Minnesota 55350


We consent to the use of our report dated October 26, 2002, relating to the consolidated statements of financial condition of FSF Financial Corp. and Subsidiaries as of September 30, 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the three years then ended, which report appears in the Corporation's September 30, 2002 annual report and incorporated by reference in Form 10-K.



/s/Larson, Allen, Weishair & Co., LLP
-------------------------------------
Larson, Allen, Weishair & Co., LLP
Austin, Minnesota
December 16, 2002